SECRETARY’S  CERTIFICATE

The undersigned hereby certifies that she is the Secretary of the American  Independence Funds Trust II (the “Trust”), a business trust organized and existing under the laws of the State of Delaware and that the following is a true and correct copy of the resolutions duly adopted by a unanimous vote at a meeting of the Board of Trustees of the said Trust held on the 20th day of September, 2013 at which meeting a quorum was at all times present and acting; that the passage of said resolutions was in all respects legal; and that said resolutions are in full force and effect:

WHEREAS, the Board of Trustees of the Trust previously approved the joint fidelity bond at a meeting held July 11, 2013;

WHEREAS, the Board has given due consideration to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to joint fidelity bond coverage;

and it therefore is

RESOLVED, that it is the finding of the Trustees at this meeting that the joint fidelity bond written by St. Paul Fire and Marine Insurance Company (the “Bond”) in the aggregate amount of $1,500,000 covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, be and hereby is ratified and approved; and further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing vote.

/s/ Theresa Donovan

                                                                                                Secretary